Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Registration Nos. 333-162888, 333-137273, 333-116528, 333-55838 and 333-35245) pertaining to the Incentive Plan of Carrizo Oil & Gas, Inc. and the Registration Statement on Form S-3 (Registration No. 333-159237) of Carrizo Oil & Gas, Inc. of our report dated March 12, 2009 (except for Notes 4, 5 and 6 for which the date is August 17, 2009 and Note 16 for which the date is April 29, 2011), with respect to the consolidated statements of operations, shareholders’ equity and cash flows of Carrizo Oil & Gas, Inc. for the year ended December 31, 2008, included in the Current Report on Form 8-K of Carrizo Oil & Gas, Inc. dated April 29, 2011.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas

April 29, 2011